UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FIRST KEYSTONE CORPORATION
(Exact name of registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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First Keystone Corporation

111 West Front Street

Berwick, Pennsylvania 18603

March 28, 2018

Dear Fellow Shareholders of First Keystone Corporation:

It is my pleasure to invite you to attend the 2018 Annual Meeting of Shareholders of First Keystone Corporation (the “Corporation”) to be held on Thursday, May 10, 2018, at 10:00 a.m., Eastern Daylight Time. The Annual Meeting this year will be held at the McBride Memorial Library, Community Room, 500 Market Street, Berwick, Pennsylvania 18603.

The Notice of the Annual Meeting and the Proxy Statement on the following pages address the formal business of the meeting. The formal business schedule includes:

•	The election of 3 Class A Directors;
•	The ratification of the selection of Baker Tilly Virchow Krause, LLP, as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2018; and
•	Other business which might come before the meeting.

At the meeting, members of the Corporation’s management will review the Corporation’s operations during the past year and will be available to respond to questions.

We strongly encourage you to vote your shares, whether or not you plan to attend the meeting. It is very important that you sign, date and return your proxy card as soon as possible. The execution and delivery of your proxy does not affect your right to vote in person if you attend the meeting. You may revoke your proxy any time prior to its exercise, and you may attend the meeting and vote in person, even if you have previously returned your proxy.

Thank you for your continued support. I look forward to seeing you at the Annual Meeting if you are able to attend.

Sincerely,

Matthew P. Prosseda
President and Chief Executive Officer

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FIRST KEYSTONE CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 10, 2018

TO THE SHAREHOLDERS OF FIRST KEYSTONE CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of First Keystone Corporation (the “Corporation”) will be held at 10:00 a.m., Eastern Daylight Time, on Thursday, May 10, 2018, at the McBride Memorial Library, Community Room, 500 Market Street, Berwick, Pennsylvania 18603, for the following purposes:

1.       To elect 3 Class A Directors to serve for a three-year term and until their successors are properly elected and qualified;

2.       To ratify the selection of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2018; and

3.       To transact any other business as may properly come before the Annual Meeting and any adjournment or postponement of the meeting.

In accordance with the bylaws of the Corporation and action of the Board of Directors, the Corporation is giving notice of the Annual Meeting only to those shareholders on the Corporation’s records as of the close of business on March 16, 2018, and only those shareholders may vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

A copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 may be obtained, at no cost, by contacting Cheryl Wynings, Investor Relations, First Keystone Corporation, 111 West Front Street, P.O. Box 289, Berwick, PA 18603, telephone: (570) 752-3671, extension 1175.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be Held on May 10, 2018:

The 2018 Proxy Statement, the proxy card, the Notice of Annual Meeting of Shareholders and the 2017 Annual Report on Form 10-K are also available at: www.fkyscorp.com.

Whether or not you expect to attend the Annual Meeting in person, we ask you to complete, sign, date and promptly return your proxy card. By so doing, you will ensure your proper representation at the meeting. The prompt return of your signed proxy card will also save the Corporation the expense of additional proxy solicitation. The execution and delivery of your proxy card does not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors,

Matthew P. Prosseda
President and Chief Executive Officer

Berwick, Pennsylvania

March 28, 2018

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

OF FIRST KEYSTONE CORPORATION TO BE HELD ON MAY 10, 2018

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

OF FIRST KEYSTONE CORPORATION TO BE HELD ON MAY 10, 2018

GENERAL INFORMATION

Introduction, Date, Time and Place of Annual Meeting

First Keystone Corporation (the “Corporation”), a Pennsylvania business corporation and registered bank holding company, furnishes this Proxy Statement in connection with the solicitation, by its Board of Directors, of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. The Corporation will hold the meeting on Thursday, May 10, 2018, at 10:00 a.m., Eastern Daylight Time, at the McBride Memorial Library, Community Room, 500 Market Street, Berwick, Pennsylvania 18603.

The principal executive office of the Corporation is located at First Keystone Community Bank (the “Bank”), 111 West Front Street, P.O. Box 289, Berwick, Pennsylvania 18603. The Bank is the sole, wholly-owned subsidiary of the Corporation. The telephone number for the Corporation and the Bank is (570) 752-3671. All inquiries should be directed to Matthew P. Prosseda, President and Chief Executive Officer of the Corporation and the Bank.

When we say “we”, “us”, “our” or the “Company”, we mean the Corporation on a consolidated basis with the Bank.

Solicitation and Voting of Proxies

By properly completing and returning your proxy card, a shareholder is appointing the proxy holders to vote his or her shares as the shareholder specifies on the proxy. If a shareholder signs the proxy but does not make any selection, the proxy holders will vote the proxy:

•	FOR the election of the nominees for Class A Director named in this Proxy Statement; and
•	FOR the ratification of the selection of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the Corporation for the year ending December 31, 2018.

Although the Board of Directors (the “Board”) knows of no other business to be presented at the Annual Meeting, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board.

The execution and return of your proxy card will not affect your right to attend the Annual Meeting and vote in person.

The Corporation will pay the cost of preparing, assembling, printing, mailing and soliciting proxies and any additional material that the Corporation may furnish shareholders in connection with the Annual Meeting. In addition to the use of the mail, directors, officers and employees of the Corporation and the Bank may solicit proxies personally, by telephone, or other electronic means. The Corporation will not pay any additional compensation for the solicitation. The Corporation will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners and will reimburse them for their reasonable forwarding expenses.

Revocability of Proxy

A shareholder who returns a proxy may revoke the proxy at any time before it is voted only:

•	By executing a later-dated proxy; or
•	By attending the Annual Meeting and voting in person.

Voting Securities, Record Date and Quorum

At the close of business on March 16, 2018, the Corporation had 5,719,339 shares of common stock outstanding, par value $2.00 per share. Our common stock is the Corporation’s only issued and outstanding class of stock. The Corporation also had 231,612 shares held in treasury, as issued but not outstanding shares on that date. The Corporation’s Articles of Incorporation authorize the issuance of up to 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. No shares of preferred stock are issued or outstanding.

Only shareholders of record as of the close of business on March 16, 2018, may vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the Annual Meeting, each shareholder is entitled to one vote for each share of common stock held on the record date.

Pennsylvania law and the bylaws of the Corporation require the presence of a quorum for each matter that shareholders will vote on at the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the Annual Meeting. The Corporation will count votes withheld and abstentions in determining the presence of a quorum for a particular matter. The Corporation will not count broker non-votes in determining the presence of a quorum for a particular matter. A broker non-vote occurs when a broker nominee, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner. Those shareholders present, in person or by proxy, may adjourn the meeting to another time and place if a quorum is lacking.

Vote Required for Approval of Proposals

Assuming the presence of a quorum, the 3 nominees for director receiving the highest number of votes cast by shareholders will be elected. Votes withheld from a nominee and broker non-votes will not be cast for the nominee.

Assuming the presence of a quorum, ratification of the selection of Baker Tilly Virchow Krause, LLP requires the affirmative vote of a majority of all votes cast by shareholders, in person or by proxy, on the matter. Abstentions and broker non-votes are not votes cast and do not count either for or against ratification. Abstentions and broker non-votes have the practical effect of reducing the number of affirmative votes required to obtain a majority vote for each matter by reducing the total number of shares voted from which the majority is calculated.

Advisory Vote on Executive Compensation

At the Corporation’s 2017 Annual Meeting, the shareholders approved, on an advisory basis, the compensation of the named executive officers, as disclosed in the Corporation’s Proxy Statement for the 2017 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”), including the 2016 Summary Compensation Table and the other related tables and disclosures. At the Corporation’s 2017 Annual Meeting, the shareholders also voted to conduct an advisory vote on the Corporation’s executive compensation for named executive officers every three years.

Accordingly, the Board has determined that the next shareholder advisory vote on executive compensation will take place at the Corporation’s 2020 Annual Meeting, and the next shareholder advisory vote on the frequency by which shareholders will vote on executive compensation will take place at the 2023 Annual Meeting.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose, are sound, and represent best practices.

Board Leadership Structure

The Corporation separates the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (the “Chairman”) in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Corporation and the day to day operation and performance of the Corporation, while the Chairman provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings of the Board. Mr. Robert A. Bull, our Chairman, has been a director for 11 years, and was selected as Chairman in 2017. The Board believes the separated roles of CEO and Chairman are in the best interest of shareholders because it promotes both strategic development and facilitates information flow between management and the Board, both essential for effective governance.

The Corporation’s Board oversees all business, property and affairs of the Corporation. The Chairman and the Corporation’s officers keep the members of the Board informed of the Corporation’s business through discussions at Board meetings and by providing them with reports and other materials. The directors of the Corporation also serve as the directors of the Corporation’s wholly-owned bank subsidiary, First Keystone Community Bank, upon election by the Corporation.

Currently, our Board has ten members. Based on the qualifications for independence established under the SEC and NASDAQ standards for independence, Don E. Bower, Joseph B. Conahan, Jr., Jerome F. Fabian, John G. Gerlach, Nancy J. Marr, and David R. Saracino meet the standards for independence. Only independent directors serve on our Audit Committee.

In determining the Directors’ independence, the Board considered loan transactions between the Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

Risk Management

The Board’s role in the Corporation’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Corporation, including operational, financial, legal and regulatory, and strategic and reputational risks. The Board receives reports from the various committees of the Board. When a committee presents a report to the full Board, the Chairman of the relevant committee leads the discussion. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses the policies with respect to risk assessment and management.

Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Board has determined that the nominees must have the right diversity. The Board seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. This includes the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis protected by law.

CODE OF ETHICS

As required by law and regulation, in 2003 the Corporation adopted the Directors and Senior Management Code of Ethics (the “Code of Ethics”) to be applicable to our directors and senior management. The Code of Ethics is posted on our website at www.firstkeystonecorporation.com, and was filed with the SEC as exhibit 99.1 on Form 8-K on August 27, 2013.

COMMITTEES OF THE BOARD OF DIRECTORS

The Corporation’s Board of Directors has, at present, an Audit Committee.

Audit Committee. Members of the Audit Committee, during 2017, were David R. Saracino, Chairman, Don E. Bower, Joseph B. Conahan, Jr., Jerome F. Fabian, John G. Gerlach, and Nancy J. Marr, each of whom the Board has determined satisfies the SEC and NASDAQ independence and audit committee qualification standards. The Audit Committee met five times during 2017.

The principal duties of the Audit Committee are set forth in its charter which is available on our website at www.firstkeystonecorporation.com under the governance documents menu. The duties include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities and recommending annually, to the Board, the engagement of an independent registered public accounting firm.

The Board has determined that Nancy J. Marr and David R. Saracino are “audit committee financial experts” and “independent” as defined under applicable SEC and NASDAQ rules. The Board deemed Ms. Marr and Mr. Saracino “financial experts” as they possesses the following attributes:

•	An understanding of financial statements;
•	Proficiency in assessing the general utilization of such principles in connection with accounting for estimates, accruals and reserves;
•	Lengthy experience preparing, auditing, analyzing and evaluating financial statements;
•	Understanding of internal controls and procedures for financial reporting; and
•	Understanding of audit committee functions.

Oversight of Executive Compensation and Director Nominations

During 2017, the Corporation did not have formal nominating or compensation committees. The Board determined that it is appropriate for the Corporation not to have a nominating or compensation committee in view of the Corporation’s relative size, stability of the Corporation’s Board, and the historic involvement of the entire Board in the director selection process and in the compensation process. Because there is no formal nominating or compensation committee, the Corporation does not have a formal charter for such committees.

COMMITTEES OF THE BANK

The Bank’s Board maintains standing committees: trust, asset/liability management, marketing, loan administration, human resources, executive and building. The composition of these committees is described below:

Name	Trust	ALCO	Marketing	Loan Administration	Human Resources	Executive	Building

John E. Arndt	X	X	X	X	X1	X

Don E. Bower	X	X		X1	X	X	X

Robert A. Bull	X	X	X	X	X	X	X1

Robert E. Bull	X	X	X	X	X	X1	X

Joseph B. Conahan, Jr.	X1	X	X		X	X	X

Jerome F. Fabian	X		X1	X	X	X	X

John G. Gerlach	X	X1	X		X	X

Nancy J. Marr	X	X		X	X

Matthew P. Prosseda	X	X	X	X	X		X

David R. Saracino	X	X		X	X	X	X

Number of Meetings Held in 2017	12	4	4	4	1	2	0

1Denotes Chairman of the Respective Committee.

Trust Committee - This committee ensures that all trust activities of the Bank are performed in a manner that is consistent with the legal instrument governing the account, prudent trust administration practices and approved trust policy.

Asset/Liability Committee (“ALCO”) - This committee reviews asset/liability committee reports and provides support and discretion in managing the Bank’s net interest income, liquidity and interest rate sensitivity positions.

Marketing Committee - This committee provides guidance to management in formulating marketing/sales plans and programs to assist in evaluating the performance of the Bank relative to these plans.

Loan Administration Committee - This committee monitors loan review and compliance activities. Also, the committee ensures that loans are made and administered in accordance with the Board’s loan policy.

Human Resources Committee - This committee helps ensure that a sound human resources management system is developed and maintained. This committee determines compensation for non-executive officers and employees. The entire Board acts as the Compensation Committee for the Corporation and determines compensation for the executive officers.

Executive Committee - This committee exercises the authority of the Board of Directors in the management of the business of the Bank between the dates of regular Board meetings if necessary.

Building Committee - This committee makes recommendations to the Board relating to the Bank’s physical assets, including both current and proposed physical assets.

Board Meetings and Attendance

The members of the Board of the Corporation also serve as members of the Board of Directors of the Bank. During 2017, the Corporation’s Board held 10 meetings. Each of the directors attended at least 75% of the combined total number of meetings of the Corporation’s Board and the committees of which he is a member. Although there is no formal policy, all directors are expected to attend the Annual Meeting. All Directors attended the 2017 Annual Meeting.

SHAREHOLDER OR INTERESTED PARTY COMMUNICATIONS

The Board does not have a formal process for shareholders or interested parties to send communications to the Board. Due to the infrequency of shareholder or interested party communications to the Board, the Board does not believe that a formal process is necessary. Any shareholders or interested party may communicate with the Board by sending a letter to: First Keystone Corporation, Board of Directors, c/o Corporate Secretary, 111 West Front Street, P.O. Box 289, Berwick, PA 18603. All communications so received from shareholders or other interested parties will be forwarded to the members of the Board or to the applicable director or directors if so designated by such communication.

Shareholders or interested parties who have concerns regarding accounting, improper use of Corporation assets, or ethical improprieties may report these concerns to the Audit Committee by sending an email to David R. Saracino, Audit Committee Chairman, at auditcommitteechairman@fkc.bank.

SHAREHOLDER PROPOSALS AND NOMINATIONS

If a shareholder wants us to include a proposal in the Proxy Statement for presentation at our 2019 Annual Meeting, the proposal must be received at our principal executive office at 111 West Front Street, P.O. Box 289, Berwick, Pennsylvania 18603, no later than November 28, 2018. Any proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in Corporation-sponsored proxy materials. If a shareholder proposal is submitted to the Corporation after November 28, 2018, it is considered untimely; and, although the proposal may be considered at the Annual Meeting, the Corporation is not obligated to include it in the 2019 Proxy Statement.

The Corporation’s Board nominates individuals for the position of director. Neither the Corporation nor the Bank has a nominating committee. A shareholder who desires to propose an individual for consideration by the Board as a nominee for director, should submit a proposal in writing to the Secretary of the Corporation in accordance with Section 10.1 of the Corporation’s bylaws. Any shareholder who intends to recommend nomination of any candidate for election to the Board must notify the Secretary of the Corporation in writing not less than 45 days prior to the date of any meeting of shareholders called for the election of directors and must provide the specific information listed in Section 10.1 of the bylaws. You may obtain a copy of the Corporation’s bylaws by writing to David R. Saracino, Secretary, First Keystone Corporation, 111 West Front Street, P.O. Box 289, Berwick, Pennsylvania 18603. Specifically, a shareholder who recommends a director candidate for consideration to the Board must provide the candidate’s name, biographical data, and qualifications. A written statement from the candidate, consenting to be named as a candidate, and to serve as a director if nominated and elected, should accompany any such recommendation.

The process that the Board uses for identifying and evaluating nominees for director is as follows. When there is a vacancy on the Board, either through the retirement of a director or the Board’s determination that the size of the Board should be increased, nominations to fill that vacancy are made by current directors on the Board. The name of any individual recommended by the directors is provided to Chairman Robert A. Bull, who contacts the prospective director nominee and generally meets with him or her. The members of the Board then may meet with the prospective director nominee. If a nominee is qualified and the Board believes the nominee will make a positive addition to the Board at that time, the Board then nominates the candidate.

PROPOSAL NO. 1: ELECTION OF CLASS A DIRECTORS

The Corporation’s bylaws provide that its Board will manage the Corporation’s business. Sections 10.2 and 10.3 of the bylaws provide that the number of directors on the Board will not be less than 7 nor more than 25 and that the Board will be classified into 3 classes, each class to be elected for a term of 3 years. Within the foregoing limits, the Board may, from time to time, fix the number of directors and their classifications. No person 75 years or older may be elected or reelected as director, with the exception of Mr. Robert E. Bull. Section 11.1 of the bylaws require that a majority of the remaining members of the Board, even if less than a quorum, will select and appoint directors to fill vacancies on the Board, and each person so appointed will serve as director until the expiration of the term of office of the class of directors to which he or she was appointed.

Section 10.3 of the bylaws provides for a classified Board with staggered three-year terms of office. Accordingly, at the 2018 Annual Meeting, three Class A Directors will be elected to serve for a three-year term and until their successors are properly elected and qualified. The Board of the Corporation has nominated the current eligible Class A Director and two nominees not currently serving as directors to serve as Class A Directors for the next three-year term of office. The nominees for election this year are:

•	Michael L. Jezewski;
•	William E. Rinehart; and
•	David R. Saracino, director since 2006

Messrs. Jezewski and Rinehart were approved for nomination as Class A Directors by the Board of Directors and were recommended by current Board members based upon their service on the Bank’s regional Advisory Boards. The nominees have consented to serve a three-year term of office and until their successors are elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies for the election of the three director nominees. If any nominee should become unavailable for any reason, proxies will be voted in favor of a substitute nominee named by the Board of the Corporation. A majority of the directors of the Corporation, in office, may appoint a new director to fill any vacancy occurring on the Board for any reason, and the new directors will serve until the expiration of the term of the class of directors to which he or she was appointed.

The Corporation’s Articles of Incorporation provide that cumulative voting rights do not exist with respect to the election of directors. Accordingly, each share of common stock entitles its owner to cast one vote for each nominee. For example, if a shareholder owns 10 shares of common stock, he or she may cast up to 10 votes for each director to be elected.

The Board of Directors recommends that shareholders vote FOR the election of the above-named director nominees.

INFORMATION AS TO DIRECTORS AND NOMINEES

The following selected biographical information about the directors and nominees for director is accurate as of March 2, 2018, and includes each person’s business experience for at least the past 5 years and the experience, qualifications and attributes or skills that led the Board to conclude that the person should serve as a director. Currently, the Board of Directors is in the process of developing its succession plan which includes identifying and evaluating qualified candidates to serve on the Board of Directors.

CURRENT CLASS A DIRECTOR WHOSE TERM EXPIRES IN 2018

AND NOMINEES FOR CLASS A DIRECTOR WHOSE TERM WILL EXPIRE IN 2021

Michael L. Jezewski	Mr. Jezewski (age 60), has been the President and owner of Delta Electrical Systems, Inc., located in Nanticoke, Pennsylvania, for 33 years and Eastern Capital Holdings, LLC, located in Nanticoke, Pennsylvania for 10 years. Mr. Jezewski is a nominee for Class A director. Mr. Jezewski has extensive experience in electrical contracting and real estate development spanning over 33 years. Mr. Jezewski’s business background and real estate experience will provide valuable knowledge and insight for the Board as it relates to business management and real estate lending in the Bank’s market area. Based on SEC and Nasdaq qualifications for independence, the board has determined that Mr. Jezewski meets the standards for independence. In determining his independence, the Board noted certain past electrical work and real estate services provided to the Bank as well as loan and deposit accounts held at the bank and determined that this does not affect his independence.

William E. Rinehart	Mr. Rinehart (age 68) is the President and owner of Gray Chrysler Dodge Jeep Ram and Gray Chevrolet, located in Stroudsburg, Pennsylvania. His experience in the retail automobile business spans 45 years. Mr. Rinehart is a nominee for Class A director. Prior to its acquisition by the Corporation in 2007, Mr. Rinehart had served as a director of Pocono Community Bank and served on several bank committees. Due to Mr. Rinehart’s background and business experience in automobile sales and financing and previous bank board service, he will provide the Board with insight regarding lending, finance, human resources, business management and the Bank’s market area. Based on SEC and Nasdaq qualifications for independence, the board has determined that Mr. Rinehart meets the standards for independence. In determining his independence, the Board noted involvement with a former branch office landlord of the Bank as well as loan and deposit accounts held at the bank and determined that this does not affect his independence.

David R. Saracino	Mr. Saracino (age 73), is the former Vice President, Cashier, and Chief Financial Officer of First Keystone Community Bank. He is Secretary of the Board of the Corporation and the Bank since 2017. Mr. Saracino has served as a director of the Corporation and the Bank since 2006. Mr. Saracino has 46 years of banking experience. He has excellent accounting skills and has been deemed one of our “financial experts” on the Audit Committee of the Corporation.

CURRENT CLASS A DIRECTOR WHOSE TERM EXPIRES IN 2018

Jerome F. Fabian	Mr. Fabian (age 75), is the President and owner of Tile Distributors of America, Inc., located in Wilkes-Barre, Pennsylvania. He has served as a director of the Corporation and the Bank since 1998. Mr. Fabian has been a successful entrepreneur with extensive sales and marketing experience.

John G. Gerlach	Mr. Gerlach (age 76), is the retired President of the Pocono division of First Keystone Community Bank and the former President of Pocono Community Bank. He has been a director of the Corporation and the Bank since 2007. Previously, he was a director of Pocono Community Bank since 1997. Mr. Gerlach has over 43 years of banking experience. He possesses strong banking knowledge and served on the Board of Directors of the Federal Reserve Bank of Philadelphia.

CLASS B DIRECTORS WHOSE TERM EXPIRES IN 2019

John E. Arndt	Mr. Arndt (age 56), is an insurance broker and the owner of Arndt Insurance Agency in Berwick, Pennsylvania. He is Vice Chairman of the Board of the Corporation and the Bank since 2017. He has served as a director of the Corporation and the Bank since 1995. Mr. Arndt has over 36 years of experience in the insurance field, including 28 years overseeing the management of his own insurance agency.

Robert E. Bull (1)	Mr. Bull (age 95), now retired, practiced as an attorney at the law firm Bull & Bull, LLP, of which he remains a partner. He was the Chairman of the Board of the Corporation from 1983 to 2017 and of the Bank from 1981 to 2017. He has served as a director of the Corporation since 1983 and of the Bank since 1956. Mr. Bull has a strong understanding of our customer base and products which he acquired over five decades of service on our Board.

Joseph B. Conahan, Jr.	Dr. Conahan (age 74), is an Ophthalmologist. Dr. Conahan has been a director of the Corporation and the Bank since 2007. Previously, he was a director at Pocono Community Bank since 1998. Dr. Conahan has strong management skills and has served on the Board of Directors of a regional medical center.

Nancy J. Marr	Ms. Marr (age 55), a Certified Public Accountant, is the President and owner of Marr Development Companies, a boutique real estate developer in Bloomsburg, Pennsylvania. Ms. Marr was appointed to the Board in in February 2017. Ms. Marr’s background and experience in local real estate adds valuable perspective to the Board. She has excellent accounting skills and has been deemed one of our “financial experts” on the Audit Committee of the Corporation.

CLASS C DIRECTORS WHOSE TERM EXPIRES IN 2020

Don E. Bower	Mr. Bower (age 69), is the President and owner of Don E. Bower, Inc., an excavation contracting corporation located in Berwick, Pennsylvania. He has been a director of the Corporation and the Bank since 2001. Mr. Bower has successfully developed his business over 43 years and has strong executive leadership and management experience.

Robert A. Bull (1)	Mr. Bull (age 65), is an attorney and partner at the law firm Bull & Bull, LLP. He is the Chairman of the Board of the Corporation and the Bank since 2017. Mr. Bull has been a director of the Corporation and the Bank since 2006. He has been an attorney for 41 years and has become knowledgeable in banking since his law firm functions as the Corporation’s solicitor.

Matthew P. Prosseda	Mr. Prosseda (age 56), serves as the President and Chief Executive Officer of the Corporation and the Bank, a position he has held since 2012. He has served as a director of the Corporation and the Bank since 2012. Previously, Mr. Prosseda was the Chief Executive Officer of the Corporation and the Bank from 2010 to 2012. Prior to that date, Mr. Prosseda served as Executive Vice President and Assistant Secretary from 2005 until 2010.

(1)Robert E. Bull is the father of Robert A. Bull.

SHARE OWNERSHIP

Principal Owners

As of March 2, 2018, the Board knows of no person or entity who owns of record or who is known to be the beneficial owner of more than 5% of the Corporation’s outstanding common stock.

Beneficial Ownership by Officers, Directors and Nominees

The following table sets forth, as of March 2, 2018, the amount and percentage of the outstanding common stock beneficially owned by each director, nominee for director, and other named executive officers of the Corporation. The table also indicates the total number of shares owned by all directors, the nominee for director, and named executive officers of the Corporation and the Bank as a group.

	Number of
Name	Shares Owned[1,2]		Percentage[3]
Nominees for Class A Director
(to serve until 2021)
Michael L. Jezewski	20,313	[4]	―	%
William E. Rinehart	135,912	[5]	2.38%
David R. Saracino	8,825	[6]	―	%

Current Class A Directors
Jerome F. Fabian	58,686	[7]	1.03%
John G. Gerlach	9,477	[8]	―	%

Class B Directors (to serve until 2019)
John E. Arndt	117,004	[9]	2.05%
Robert E. Bull	127,278	[10]	2.23%
Joseph B. Conahan, Jr.	67,065	[11]	1.17%
Nancy J. Marr	6,888	[12]	―	%

Class C Directors (to serve until 2020)
Don E. Bower	119,990	[13]	2.10%
Robert A. Bull	120,031	[14]	2.10%
Matthew P. Prosseda	10,594	[15]	―	%

Named Executive Officers
Diane C.A. Rosler	2,990	[16]	―	%
Elaine A. Woodland	3,700	[17]	―	%
Matthew W. Mensinger	29	[18]	―	%
Mark McDonald	1,001	[19]	―	%

All Directors and Named Executive
Officers as a Group (16 Persons in Total)	809,783		14.16%

1The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the SEC and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 2, 2018. Beneficial ownership may be disclaimed as to certain of the securities.

2Information furnished by the directors and the Corporation.

3Less than 1% unless otherwise indicated. Based on 5,719,339 shares outstanding as of March 2, 2018.

4Includes 20,106 shares held individually by Mr. Jezewski and 207 shares held as custodian for his son.

5Includes 131,012 shares held jointly by Mr. Rinehart and his spouse, 4,000 shares by the Elmer and Wilita Rinehart GTR of which Mr. Rinehart is Trustee, and 900 shares held by the Wilita S. Rinehart Irrevocable Trust of which Mr. Rinehart is Trustee.

6Includes 8,825 shares held individually by Mr. Saracino.

7Includes 714 shares held individually by Mr. Fabian, 21,672 shares by the Jerome F. Fabian Trust Under Agreement for which Mr. Fabian exercises dispositive power, and 36,300 shares held jointly with his spouse.

8Includes 1,250 shares held individually by Mr. Gerlach and 8,227 shares held jointly with his spouse.

9Includes 113,935 shares held individually by Mr. Arndt, 2,026 shares held individually by his spouse, and 1,043 shares held as custodian for his children.

10Includes 36,895 shares held individually by Mr. R.E. Bull, 6,713 shares held by Bull & Bull, LLP, a law firm of which Mr. Bull is a partner, and 83,670 shares held by the Sara E. Bull Decedent Estate Trust of which Mr. Bull is the trustee.

11Includes 45,531 shares held individually by Dr. Conahan and 21,534 shares held jointly with his spouse.

12Includes 6,888 shares held individually by Ms. Marr.

13Includes 116,403 shares held individually by Mr. Bower, 2,308 shares held jointly with his spouse, and 1,279 shares held as custodian for his grandchildren. Includes 31,115 pledged shares.

14Includes 44,887 shares held individually by Mr. R.A. Bull, 6,713 shares held by Bull & Bull, LLP, a law firm of which Mr. Bull is a partner, 64,119 shares held jointly with his spouse, and 4,312 shares held individually by his spouse.

15Includes 6,922 shares held individually by Mr. Prosseda and 3,672 shares held in his Bank 401(k) plan.

16Includes 1,986 shares held individually by Ms. Rosler and 1,004 shares held in her Bank 401(k) plan.

17Includes 1,281 shares held individually by Ms. Woodland, 123 shares held jointly with her spouse, and 2,296 shares held in her Bank 401(k) plan.

18Includes 29 shares held in Mr. Mensinger’s Bank 401(k) plan.

19Includes 250 shares held individually by Mr. McDonald and 751 shares held in his Bank 401(k) plan.

DIRECTORS’ COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($)	All Other Compen -sation ($)	Total ($)
John E. Arndt	40,400	―	―	―	―	―	40,400
Don E. Bower	40,600	―	―	―	―	―	40,600
Robert A. Bull	42,500	―	―	―	―	―	42,500
Robert E. Bull	41,400	―	―	―	―	―	41,400
Joseph B. Conahan, Jr.	38,600	―	―	―	―	―	38,600
Jerome F. Fabian	40,600	―	―	―	―	―	40,600
John G. Gerlach	40,200	―	―	―	―	―	40,200
Nancy J. Marr	28,950	—	—	—	—	—	28,950
David R. Saracino	41,200	―	―	―	10,632	28,654[1]	80,486

1Represents deferred compensation payments made under a salary continuation agreement, which was established when the director was a key employee of the Bank, and bank owned life insurance imputed income.

Compensation of Directors

During 2017, each member of the Corporation’s Board received $800 for his attendance at the Annual Meeting. Other corporate Board meetings met concurrently with the Bank’s Board, and directors received no additional compensation. The Bank’s directors received $800 for each director’s meeting attended. Non-employee directors received a $5,000 retainer and $400 for each committee meeting attended. Chairman Bull received an annual stipend of $1,500, Vice Chairman Arndt received an annual stipend of $1,000, and Secretary Saracino received an annual stipend of $1,000. Each director is allowed three paid absences during the fiscal year for Board of Directors’ meetings; however, committee meetings must be attended to receive compensation. Each director is also entitled to reimbursement for out-of-pocket expenses to attend various bank related training and meetings. In the aggregate, the Board was paid $376,850 for all Board meetings and committee meetings attended in 2017, including all fees and stipends paid to all directors, including the Chief Executive Officer, in 2017.

Mr. Saracino is party to a salary continuation agreement which was entered into when he was a key employee of the Bank. The agreement vested upon his retirement after age 60. Mr. Saracino receives benefits for a total of twenty years in the amount disclosed above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board. In that connection, the committee, along with the Board, has formally adopted an audit committee charter setting forth its responsibilities.

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee reviewed with BDO USA, LLP, the Corporation’s independent registered public accounting firm, who are responsible for expressing an opinion on the Corporation’s financial statements, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the committee in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB). In addition, the committee has discussed with BDO USA, LLP, the matters required to be discussed by PCAOB Auditing Standard 1301 “Communications with Audit Committees”. We have also received from BDO USA, LLP, written disclosures and a letter concerning the firm’s independence with respect to the Corporation, as required by Rule 3520 of the PCAOB.

The committee discussed the overall scope and plans for their audits with the Corporation’s internal auditors and BDO USA, LLP. The committee met with the internal auditors and BDO USA, LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting. The committee held five meetings during fiscal year 2017.

With respect to the Corporation’s Independent Accountants, the committee, among other things, discussed with BDO USA, LLP matters relating to its independence, including the written disclosures made to the committee by the Independent Accountants and the letter from the Independent Accountants as required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountant’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

The committee and the Board have approved the selection of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for 2018 as detailed in Proposal No. 2: Ratification of Independent Registered Public Accounting Firm.

Aggregate fees billed to the Corporation and the Bank by BDO USA, LLP for services rendered during the years ended December 31, 2017 and December 31, 2016 were as follows:

	Year Ended December 31,
	2017	2016

Audit fees[1]	$185,772	$147,699
Tax fees[2]	16,000	14,000
Total	$201,772	$161,699

1Audit Fees include fees billed for professional services rendered for the audit of the Corporation’s annual consolidated financial statements, audit of internal control in accordance with Section 404 of the Sarbanes-Oxley Act, and review of consolidated financial statements included in the Quarterly Reports on Form 10-Q, including out of pocket expenses provided by BDO USA, LLP in 2017 and 2016.

2Tax Fees include fees billed for professional services rendered by BDO USA, LLP in 2017 and 2016 for tax compliance. These services include preparation of Federal and State Annual Tax Returns for the Corporation and the Bank.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided to the Corporation. BDO USA, LLP served as the Corporation’s independent registered public accounting firm for the year 2017. These services may include audit services, audit related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific Board approved budget. In addition, the Audit Committee may also pre-approve particular services on a case by case basis. For each proposed service, the independent registered public accounting firm is required to provide a detailed engagement letter.

The committee is comprised of six directors, all of whom are considered “independent” as defined by SEC Rules and NASDAQ listing standards. The Board has determined that no member of the committee has a relationship with the Corporation that should interfere with his independence from the Corporation or its management.

The foregoing report has been furnished by the current members of the committee.

Members of the Audit Committee

David R. Saracino, Chairman

Don E. Bower

Joseph B. Conahan, Jr.

Jerome F. Fabian

John G. Gerlach

Nancy J. Marr

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Board serves as the Compensation Committee for the Bank and develops the Bank’s and the Corporation’s executive compensation policy. The Board also determines the named executive officers’ individual compensation.

For the year 2017, the named executive officers were:

Matthew P. Prosseda, Chief Executive Officer and President

Diane C.A. Rosler, Chief Financial Officer

Elaine A. Woodland, Chief Operating Officer

Matthew W. Mensinger, Director of Lending

Mark J. McDonald, Chief Credit Officer

Compensation Objectives and Program Design

For the fiscal year 2017, executive compensation included base salary, the opportunity for cash bonuses through the Management Incentive Compensation Plan (the “Plan”), and the ability to participate in the Bank’s health and welfare plans and the Bank’s retirement plan.

The compensation program is designed to reward the named executive officers based on their respective level of assigned management responsibilities and individual performance levels.

The basic mission of the Corporation’s executive compensation policy is to provide executives with a competitive compensation package that attracts and retains qualified executives while placing a portion of total pay at risk. The at risk element of compensation, the Management Incentive Compensation Plan, may have no value or may be worth less than the target value if goals are not met.

Executive Officers’ Role in Determining Compensation

The Board, acting as the Compensation Committee, considers information provided by the Chief Executive Officer in determining the appropriate level of compensation for other named executive officers. Individual performance objectives are set by the Chief Executive Officer and a year-end appraisal on each named executive officer prepared by the Chief Executive Officer is reviewed by the Board. No named executive officer attends those portions of the Board meetings during which his or her performance is evaluated or his or her compensation is being determined.

The Chief Executive Officer is present during the discussions regarding other named executive officers’ performance and compensation, but is not present during the discussion of his performance and compensation.

Compensation Consultant

In 2017, a compensation consultant did not play a role in setting compensation or advising on specific compensation. The Compensation Committee reviewed the L. R. Webber Associates, Inc.’s 2017 Salary/Benefits for Financial Institutions Survey (“the Survey”) to acquaint itself with current trends and practices in compensation. The survey includes general compensation information for executives of financial institutions throughout Pennsylvania.

Benchmarking

The Corporation does not specifically benchmark compensation to other institutions. However, the Compensation Committee did review the data contained in the Survey to obtain a general understanding of current compensation practices. The Survey provides information in general ranges by job position including certain executives. The peer group of financial institutions chosen by the Board for purposes of making a comparative analysis of executive compensation does include some of the same financial institutions incorporated in the peer group established to compare shareholder returns as indicated in the performance graph included in the Annual Report on Form 10-K.

The financial institutions chosen for the Survey included seventeen banks with assets generally between $600 million and $1 billion and/or are located in regions we serve. They included:

•	1st Summit Bank (Johnstown)
•	Citizens and Northern Bank (Wellsboro)
•	Citizens Savings Bank (Clarks Summit)
•	ESSA Bank & Trust (Stroudsburg)
•	Farmers National Bank (Emlenton)
•	First Citizens Community Bank (Mansfield)
•	First Columbia Bank and Trust Co. (Bloomsburg)
•	First National Community Bank (Dunmore)
•	Honesdale National Bank (Honesdale)
•	Mauch Chunk Trust Company (Jim Thorpe)
•	Merchants Bank of Bangor (Bangor)
•	Mifflinburg Bank and Trust Company (Mifflinburg)
•	Muncy Bank and Trust Company (Muncy)
•	Northumberland National Bank (Northumberland)
•	Peoples Security Bank & Trust Co. (Scranton)
•	Peoples State Bank of Wyalusing (Wyalusing)
•	West Milton State Bank (Milton)

After reviewing the base salaries and benefits provided in the Survey, no adjustments to compensation were made in 2017, other than the normal annual salary increases. The goal of the Corporation is to compensate at approximately the average range mid-point for base salary for each job classification with the at risk portion of compensation rewarding favorable overall bank earnings performance. Five of the five named executive officers’ base salary compensation fall below the mid-point range outlined in the survey.

Shareholder Vote

The Board, acting as the Compensation Committee, reviewed and considered the shareholders’ overwhelmingly favorable response to the Say-On-Pay Vote at the 2017 Annual Meeting. For 2017, the Compensation Committee acknowledged and considered the shareholders’ approval of the Corporation’s and Bank’s compensation policies and has not made any adjustments thereto.

Elements Of Compensation

Base Salary

The executive compensation established by the Compensation Committee is based upon its overall subjective assessment of the value of the services provided by each named executive officer with consideration given to performance factors and peer group compensation information as discussed in Benchmarking above.

For the base salary paid to named executive officers other than the Chief Executive Officer, the Compensation Committee considers information provided by the Chief Executive Officer as to each executive officer’s level of individual performance, contribution to the organization, scope of responsibilities, salary history and general market levels gathered from the Survey.

For the base salary paid to the Chief Executive Officer, the Compensation Committee, with the Chief Executive Officer not being present, considers his performance level, the results of management decisions made by him and the earnings of the organization. The Compensation Committee reviews the return on assets and return on equity when making the subjective determination of whether or not the Chief Executive Officer’s base pay should be at the median, below the median, or above the median provided in the compensation survey. No particular weight is assigned to any of the foregoing individual performance factors and no specific performance targets are used in determining whether an increase in base salary is warranted.

Decisions regarding base salary are made without consideration of other forms of compensation provided. Cash bonuses are intended to provide additional incentive to the named executive officers to achieve a higher level of success. Adjusting the base salary to correspond with the amount of the bonuses would defeat the purpose of having at-risk compensation.

Cash Bonuses

The purpose of the Plan is to provide incentives and awards to top management employees who, through high levels of performance, contribute to the success and profitability of the bank. Participation in the Plan is limited to the executive management team. This management team includes the following functional job titles: Chief Executive Officer; Executive Vice President and Chief Operating Officer; Senior Vice President and Chief Financial Officer; Senior Vice President and Director of Lending; and Senior Vice President and Chief Credit Officer. The management incentive pool created after the achievement of a required budget net income is distributed to the executive management team as follows:

President and Chief Executive Officer	40%
Executive Vice President and Chief Operating Officer	20%
Senior Vice President and Chief Financial Officer	8%
Senior Vice President and Director of Lending	8%
Senior Vice President and Chief Credit Officer	8%

The Plan serves as a short-term incentive that aligns executive pay with the annual performance of the Corporation and is earned through the achievement of overall annual earnings objectives. It aligns management’s interests with those of the shareholders because, generally, the higher the net income for the year, the larger the bonuses paid to management. The Plan is also designed to support organizational objectives and financial goals, as defined by the Bank’s Strategic and Financial Plans, by making available additional, variable and contingent incentive compensation.

The Plan was established to augment regular salary and benefits programs already in existence. It is not meant to be a substitute for salary increases, but as a supplement to salary, and, as stated earlier, as an incentive for performance that contributes to outstanding levels of achievement of the Bank.

In order to mitigate any potential risk associated with the Plan, the computation of incentive awards may be audited by the independent registered public accountants of the Bank, and the Board may take into account any factors that it deems relevant in the determination of the incentive pool. The Board elected not to grant management incentive payments for 2017 due to the level of operating income in comparison to budgeted amounts.

Supplemental Employee Retirement Plan

The Supplemental Employee Retirement Plan (the “SERP”) rewards certain named executive officers for their long-term contributions to the Bank. To encourage Mr. Prosseda and Ms. Woodland to continue their employment with the Bank retirement incentive, the Compensation Committee believed it to be in the best interests of the Corporation and Bank to enter into salary continuation agreements with them. The agreements were also established to reward them for past and future services to the Corporation. The Compensation Committee believes the income benefit amounts are reasonable and consistent with regulatory compensation standards. Another benefit to the Bank from providing the SERP is that it contains a restrictive covenant prohibiting the executive from competing with the Bank while receiving benefits under the SERP, except after a change of control.

Employee Benefits Provided to Eligible Employees

All named executive officers may participate in the Bank’s retirement plan and health and welfare plans that are offered to other eligible employees of the Bank. Retirement and health and welfare benefits are not tied to Corporation, Bank, or individual performance. The cost of providing such benefits is not taken into account when determining specific salaries of the named executive officers and is seen as a cost of doing business.

Retirement Plan

The Compensation Committee believes that it is essential for employees to save for retirement and as such has provided all employees a vehicle through which to do so by maintaining a 401(k) plan, which has a combined tax qualified savings feature and profit sharing feature.

Health and Welfare Plans

Group life insurance, group disability, vision and dental benefits and health insurance are available to all employees, as well as an IRS Section 125 plan. Such plans are standard in the industry and in the geographic area for all industries and necessary to compete for talented employees at all levels of the Corporation. Named executive officers participate in these plans under the same terms and conditions as other employees.

Health insurance premiums are partially paid by employees through payroll deductions for the employee’s share of the health care cost.

Triggering Events In Contracts

Presently, there are no named executive officers who are parties to employment or consulting agreements with the Corporation.

Under the SERP to which both Mr. Prosseda and Ms. Woodland are parties, the triggering events are change of control, retirement, disability, involuntary termination and death.

The Compensation Committee believes that the triggering events in these agreements are appropriate in that they encourage executives to act in the best interests of the shareholders in evaluating any change of control opportunities and it keeps the executives focused on running the Corporation in the face of real or rumored corporate transactions. The Compensation Committee also believes that it is appropriate to provide the named executive officers a benefit under the SERP in the event the executive becomes disabled and a benefit to his or her beneficiaries in the event of his or her death as consideration for the executive’s past employment with the Bank. Additionally, as the SERP is a benefit upon which the executive will rely upon for retirement income, the Compensation Committee understands that it is important to provide the executive with a reduced benefit under the SERP if the executive’s employment is terminated before retirement age and no benefit if the executive is terminated for cause.

Accounting and Tax Treatments

Sections 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid in one year to highly compensated employees to $1 million. Given the current level of compensation, the Compensation Committee does not feel that it is necessary to have a formal policy with regard to Section 162(m). There were no accounting or tax treatments which were considered in establishing the Compensation Policy or specific compensation.

Material Differences in Named Executive Officers’ Compensation

The named executive officers are compensated based upon their respective position and longevity with the Bank. All named executive officers may participate in the retirement and health insurance benefits provided to all employees on the same terms as all other employees. The difference in the named executive officers’ base salary is premised upon their position, experience, and individual performance. Only Mr. Prosseda and Ms. Woodland are provided SERP agreements as a result of Mr. Prosseda’s role as President and Chief Executive Officer and as a result of Ms. Woodland’s current role as Executive Vice President and Chief Operating Officer.

Policy on Equity Ownership and Hedging

The Corporation does not have a policy on equity ownership at this time. However, as illustrated in the Beneficial Ownership by Officers, Directors and Nominees, all named executive officers are beneficial owners of stock of the Corporation. The Corporation also does not have a hedging policy at this time.

CEO Pay Ratio Disclosure

The SEC requires us to disclose the annual total compensation of Mr. Prosseda and our median employee, as well as the ratio of their respective annual total compensation to each other. We are providing the following information for the year ended December 31, 2017:

•	The median employee’s annual compensation - $32,933.
•	Mr. Prosseda’s annual compensation - $320,861.
•	The ratio of Mr. Prosseda’s annual compensation to our median employee’s annual compensation – 10:1.

Mr. Prosseda’s compensation is 10 times that of the median of the annual total compensation of all employees.

We completed the following steps to identify the median of the annual total compensation of all our employees. The Corporation chose December 31, 2017 as the date for identifying the median employee. We considered our entire employee population consisting of full-time, part-time, and temporary employees employed on that date. To find the median of the annual total compensation of our employees, the Corporation used wages from our payroll records, excluding Mr. Prosseda’s wages. We annualized compensation for full-time and part-time employees who were employed on December 31, 2017, but who did not work the entire year. No full-time equivalent adjustments were made for part-time employees. We calculated total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We did not include personal benefits that aggregate less than $10,000 and compensation under non-discriminatory benefit plans in calculating the annual total compensation; however, we did use matching contributions and profit sharing contributions from the Bank’s 401(k). We did not rely on any material assumptions, adjustments, or estimates to identify our median employee or determine annual total compensation.

Conclusion

The Compensation Committee believes the amount and types of compensation provided to the named executive officers are competitive and appropriate for the Corporation to attain its short and long-term objectives and goals. The compensation programs are designed to provide an incentive to the named executive officers on both a short-term and long-term basis. The programs have been tailored by the Corporation so that the various elements of compensation align the interests of our shareholders and those of the named executive officers to maximize shareholder value.

Compensation Committee Report

The Board, acting as the Compensation Committee, has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Board concluded that the Compensation Discussion and Analysis be included in the Corporation’s Proxy Statement.

Board of Directors

Robert A. Bull, Chairman	Robert E. Bull
John E. Arndt, Vice Chairman	Joseph B. Conahan, Jr.
Matthew P. Prosseda, President	Jerome F. Fabian
David R. Saracino, Secretary	John G. Gerlach
Don E. Bower	Nancy J. Marr

EXECUTIVE COMPENSATION

During the beginning of 2017, the Board conducted a risk assessment of the Bank’s compensation program. The Board concluded that the program is balanced, does not motivate imprudent risk taking, and is not reasonably likely to have a material adverse effect on the Bank.

The following table shows information concerning the annual and long-term compensation for services rendered in all capacities to the Corporation and the Bank for the fiscal year ended December 31, 2017 of those persons who were:

•	all individuals who served as the Principal Executive Officer and Principal Financial Officer during 2017; and
•	the other 3 most highly compensated named executive officers of the Corporation and the Bank at December 31, 2017 whose total compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Matthew P. Prosseda	2017	239,500	―	―	―	37,566	43,795	[1]	320,861
Chief Executive Officer	2016	232,000	―	―	―	35,383	42,480	[1]	309,863
	2015	225,037	―	―	―	33,328	37,875	[1]	296,240
			―
Diane C.A. Rosler	2017	122,000	―	―	―	―	8,897	[2]	130,897
Chief Financial Officer	2016	118,000	―	―	―	―	10,583	[2]	128,593
	2015	114,558		―	―	―	9,164	[2]	123,722

Elaine A. Woodland	2017	168,750	―	―	―	20,573	13,555	[3]	202,878
Chief Operating Officer	2016	163,750	―	―	―	19,377	14,737	[3]	197,864
	2015	158,995	―	―	―	18,252	12,720	[3]	189,967

Matthew W. Mensinger	2017	131,250	―	―	―	―	4,194	[4]	135,444
Director of Lending	2016	127,250	―	―	―	―	6,363	[4]	133,613
	2015	122,427	―	―	―	―	4,897	[4]	127,324

Mark J. McDonald	2017	113,000	―	―	―	―	8,396	[5]	121,396
Chief Credit Officer	2016	105,000	―	―	―	―	9,450	[5]	114,450
	2015	101,219	―	―	―	―	8,098	[5]	109,317

1Amounts shown for Mr. Prosseda in 2017 include $22,400 in director fees, $9,580 401(k) matching contribution, $7,185 401(k) profit sharing award, $2,622 personal use of company car and $2,008 taxable life benefit, in 2016 $21,600 in director fees, $9,280 401(k) matching contribution and $11,600 401(k) profit sharing award and in 2015 $20,800 in director fees, $8,074 401(k) matching contribution and $9,001 401(k) profit sharing award.

2Amounts shown for Ms. Rosler in 2017 include $4,692 401(k) matching contribution, $3,660 401(k) profit sharing award and $545 taxable life benefit, in 2016 $4,693 401(k) matching contribution and $5,900 401(k) profit sharing award and in 2015 $4,582 401(k) matching contribution and $4,582 401(k) profit sharing award.

3 Amounts shown for Ms. Woodland in 2017 include $6,750 401(k) matching contribution, $5,063 401(k) profit sharing award and $1,742 taxable life benefit, in 2016 $6,550 401(k) matching contribution and $8,817 401(k) profit sharing award and in 2015 $6,360 401(k) matching and $6,360 401(k) profit sharing award.

4Amounts shown for Mr. Mensinger in 2017 include $3,938 401(k) profit sharing award and $256 taxable life benefit, in 2016 $6,363 401(k) profit sharing award and in 2015 $4,897 profit sharing award.

5 Amounts shown for Mr. McDonald in 2017 include $4,520 401(k) matching contribution, $3,390 401(k) profit sharing award and $486 taxable life benefit, in 2016 $4,200 401(k) matching and $5,250 401(k) profit sharing award and in 2015 $4,049 401(k) matching contribution and $4,049 401(k) profit sharing award.

401(k) Plan

The Bank maintains a 401k Plan which has a combined tax qualified savings feature and profit sharing feature for the benefit of its employees. Effective January 1, 2014, the plan became a Safe Harbor Plan and provides matching benefits to employees who are 21 years of age upon their entry date into the plan after completing three months of service. Under the savings feature, the Bank makes safe harbor matching contributions of 100% of the first 3% of compensation an employee contributes to the plan and 50% of the next 2% of compensation an employee contributes to the plan.

Additionally, the Bank may make a discretionary profit sharing contribution annually to the plan. Contributions made by the Bank to the plan are allocated to participants, who are aged 21 and have completed at least one year of service, in the same portion that each participant’s compensation bears to the aggregate compensation of all participants. Each participant in the plan is 100% vested at all times. Benefits are payable under the plan upon termination of employment, disability, death or retirement.

Of the $487,618 in total expenses during 2017, $48,778 was credited among the individual accounts of the 5 named executive officers of the Bank: Mr. Prosseda with $16,765, Ms. Rosler with $8,352. Ms. Woodland with $11,813, Mr. Mensinger with $3,938 and Mr. McDonald with $7,910. Mr. Prosseda has been a member of the plan for 12 years, Ms. Rosler for 27 years, Ms. Woodland for 11 years, Mr. Mensinger for 18 years and Mr. McDonald for 11 years.

Aggregated Options, Grants or Exercises in 2017 Year-End Option Values

The Corporation’s 1998 Stock Option Plan expired pursuant to its terms. Therefore, there were no granted stock options in 2017. Stock options were exercised by Ms. Woodland and Mr. McDonald in 2017.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The Corporation’s 1998 Stock Option Plan expired in 2008. Under the terms of the plan, options were granted for shares of the Corporation’s common stock based on the market value at the date of grant and may be exercised six months after the date of grant and expire ten years from the date of grant. The closing price of the stock as of December 31, 2017 was $28.25. As of December 31, 2017 there were no outstanding options.

OPTION EXERCISES DURING 2017

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Matthew P. Prosseda Chief Executive Officer	―	―

Diane C.A. Rosler Chief Financial Officer	—	—

Elaine A. Woodland Chief Operating Officer	500	7,437.50

Matthew W. Mensinger Director of Lending	―	―

Mark McDonald Chief Credit Officer	250	3,687.50

Supplemental Employee Retirement Plan

The Corporation currently maintains a Supplemental Employee Retirement Plan (“SERP”) covering two of the Bank’s named executive officers, Matthew P. Prosseda and Elaine A. Woodland. The SERP, which is a salary continuation agreement, provides that if the executive officer continues to serve as an officer of the Bank until a stated retirement age of 62 years for Mr. Prosseda and 63 years for Ms. Woodland, the Bank will pay 240 guaranteed consecutive monthly payments for Mr. Prosseda and 180 guaranteed consecutive monthly payments for Ms. Woodland commencing on the first day of the month following the officer’s respective 62nd or 63rd birthday and the termination of employment in the amounts indicated below. The established retirement benefit under the SERP for Mr. Prosseda and Ms. Woodland will be $4,167 per month and $2,083 per month, respectively, and is not subject to change.

If the executive officer attains their stated retirement age, but dies before receiving all of the guaranteed monthly payments, then the Bank will make the remaining payments to the officer’s beneficiary. In the event the officer dies while serving as an officer, prior to his or her stated retirement age, the Bank will remit the guaranteed monthly payment to the officer’s beneficiary commencing the month following the executive’s death. In the event of a change of control and the termination of the officer’s employment, the guaranteed monthly payments will commence the month following the executive’s termination of service. Generally, no benefit will be paid if the executive officer voluntarily terminates employment prior to attaining the stated retirement age or is terminated for cause.

The SERP allows the executive officers to achieve a retirement income percentage that is more consistent with their experience and years of service to the Bank. The plan objective is to provide the executive officers with a final wage replacement ratio of approximately 75% of projected final salary including projected benefits from the Bank 401(k) Plan, social security, and salary continuation provided through the agreement.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Matthew P. Prosseda Chief Executive Officer	SERP	12	305,122	―

Elaine A. Woodland Chief Operating Officer	SERP	10	154,569	―

Post Termination Benefits

The following tables and discussion outlines the payments which would have been made to each named executive officer had a termination event occurred on December 31, 2017.

Matthew P. Prosseda

The Board may, in its sole discretion, award Mr. Prosseda a pro-rata amount in the event of his retirement, death or disability under the Management Incentive Compensation Plan.

Assuming one of the following events occurred on December 31, 2017, Mr. Prosseda’s payments and benefits would consist of the following:

Matthew P. Prosseda	Voluntary Resignation ($)	Termination by Company with Cause ($)	Termination by Company without Cause ($)	Death ($)	Disability ($)	Change of Control ($)
Supplemental Employee Retirement Plan(1)	―	―	747,560	1,000,000	305,122	1,000,000

Life Insurance Proceeds(2)	―	―	―	300,000	―	―

(1) Supplemental Employee Retirement Plan

If Mr. Prosseda’s employment had been terminated on December 31, 2017 without cause his benefit would be paid in 12 equal monthly payments of approximately $3,115 for a total of 240 months commencing the month following Mr. Prosseda’s 62nd birthday. The benefit under death or change of control would be paid to the beneficiary in monthly payments of approximately $4,167 for 240 months commencing the month following Mr. Prosseda’s death, or change of control following his termination of service. The benefit under disability shall be paid in a lump sum 60 days after Mr. Prosseda’s termination of employment.

(2) Life Insurance Proceeds

Mr. Prosseda’s beneficiary would be entitled to a death benefit of two times his base salary capped at $300,000. In the hypothetical case of his death at December 31, 2017, while he was still employed, his beneficiary would have received $300,000.

Diane C.A. Rosler

The Board of Directors may, in its sole discretion, award Ms. Rosler a pro-rata amount in the event of her retirement, death or disability under the Management Incentive Compensation Plan.

Assuming one of the following events occurred on December 31, 2017, Ms. Rosler’s payments and benefits would consist of the following:

Diane C.A. Rosler	Voluntary Resignation ($)	Termination by Company with Cause ($)	Termination by Company without Cause ($)	Death ($)	Disability ($)	Change of Control ($)
Life Insurance Proceeds(1)	―	―	―	244,000	―	―

(1) Life Insurance Proceeds

Ms. Rosler’s beneficiary would be entitled to a death benefit of two times her base salary. In the hypothetical case of her death at December 31, 2017, while she was still employed, her beneficiary would have received $244,000.

Elaine A. Woodland

The Board may, in its sole discretion, award Ms. Woodland a pro-rata amount in the event of her retirement, death or disability under the Management Incentive Compensation Plan.

Assuming one of the following events occurred on December 31, 2017, Ms. Woodland’s payments and benefits would consist of the following:

Elaine A. Woodland	Voluntary Resignation ($)	Termination by Company with Cause ($)	Termination by Company without Cause ($)	Death ($)	Disability ($)	Change of Control ($)
Supplemental Employee Retirement Plan(1)	―	―	295,320	375,000	154,569	375,000

Life Insurance Proceeds(2)	―	―	―	300,000	―	―

(1) Supplemental Employee Retirement Plan

If Ms. Woodland’s employment had been terminated on December 31, 2017 without cause her benefit would be paid in 12 equal monthly payments of approximately $1,641 for a total of 180 months commencing the month following the Ms. Woodland’s 63nd birthday. The benefit under death or change of control would be paid to the beneficiary in monthly payments of approximately $2,083 for 180 months commencing the month following Ms. Woodland’s death, or change of control following her termination of service. The benefit under disability shall be paid in a lump sum 60 days after Ms. Woodland’s termination of employment.

(2) Life Insurance Proceeds

Ms. Woodland’s beneficiary would be entitled to a death benefit of two times her base salary capped at $300,000. In the hypothetical case of her death at December 31, 2017, while she was still employed, her beneficiary would have received $300,000.

Matthew W. Mensinger

The Board may, in its sole discretion, award Mr. Mensinger a pro-rata amount in the event of his retirement, death or disability under the Management Incentive Compensation Plan.

Assuming one of the following events occurred on December 31, 2017, Mr. Mensinger’s payments and benefits would consist of the following:

Matthew W. Mensinger	Voluntary Resignation ($)	Termination by Company with Cause ($)	Termination by Company without Cause ($)	Death ($)	Disability ($)	Change of Control ($)
Life Insurance Proceeds(1)	―	―	―	263,000	―	―

(1) Life Insurance Proceeds

Mr. Mensinger’s beneficiary would be entitled to a death benefit of two times his base salary. In the hypothetical case of his death at December 31, 2017, while he was still employed, his beneficiary would have received $263,000.

Mark McDonald

The Board may, in its sole discretion, award Mr. McDonald a pro-rata amount in the event of his retirement, death or disability under the Management Incentive Compensation Plan.

Assuming one of the following events occurred on December 31, 2017 Mr. McDonald’s payments and benefits would consist of the following:

Mark McDonald	Voluntary Resignation ($)	Termination by Company with Cause ($)	Termination by Company without Cause ($)	Death ($)	Disability ($)	Change of Control ($)
Life Insurance Proceeds(1)	―	―	―	226,000	―	―

(1) Life Insurance Proceeds

Mr. McDonald’s beneficiary would be entitled to a death benefit of two times his base salary. In the hypothetical case of his death at December 31, 2017, while he was still employed, his beneficiary would have received $226,000.

Compensation Committee Interlocks and Insider Participation

The Board, which includes Matthew P. Prosseda, President and Chief Executive Officer, functions as the Compensation Committee. For compensation paid to executive officers other than the Chief Executive Officer, the Board of Directors considers information provided by the Chief Executive Officer. For compensation paid to the Chief Executive Officer, the Board of Directors, with Mr. Prosseda not being present, determines his compensation, as outlined above under “Base Salary”.

In 2017, Matthew P. Prosseda served as an officer and employee of the Corporation or its subsidiary and also served on the Board of Directors which acts as the Compensation Committee. Also, Board member David R. Saracino, the former Chief Financial Officer, was a former officer of the Corporation. No member of the Board had any relationship requiring disclosure under any paragraph of Item 404. In addition, none of the executive officers served as a director of another entity, or as a member of the Compensation Committee or other committee serving an equivalent function of another entity at any time during 2017.

Related Person Transactions

Related person transactions are subject to approval by the Board of Directors.

In deciding whether to approve a related person transaction the following factors may be considered:

•	information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;
•	the nature of the transactions and the costs to be incurred by the Corporation or payments to the Corporation;
•	an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Corporation from unrelated parties; and
•	the business advantage the Corporation would gain by engaging in the transaction.

To receive approval, the related person transaction must be on terms that are fair and reasonable to the Corporation, and that are as favorable to the Corporation as would be available from non-related entities in comparable transactions.

There have been no material transactions between the Corporation or the Bank, nor any material transactions proposed, with any director, director nominee or executive officer of the Corporation or the Bank, or any associate of these persons. The Corporation and the Bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of the Corporation and the Bank and their associates on terms and with similar interest rates as those prevailing from time to time for other customers of the Corporation and the Bank.

Total loans outstanding and commitments from the Corporation and the Bank at December 31, 2017, to the Corporation’s and the Bank’s named executive officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $17,027,000, or approximately 14.6% of the total equity capital. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. All loans are current and being paid as agreed. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 2017 to the named executive officers and directors of the Corporation and the Bank, and their affiliates as a group was $25,718,000. The aggregate amount of outstanding indebtedness as of the latest practicable date, March 2, 2018, to the above described group was $20,088,000.

PRINCIPAL OFFICERS OF THE BANK AND THE CORPORATION

The following table presents selected information as of March 2, 2018, about the executive officers of the Bank and Corporation, each of whom is elected by the Board and each of whom holds office at the discretion of the Board:

	Age as of	Office and Position	Office and Position
Name	March 2, 2018	with the Bank	with the Corporation

Robert A. Bull	65	Chairman of the Board since 2017	Chairman of the Board since 2017

John E. Arndt	56	Vice Chairman of the Board since 2017	Vice Chairman of the Board since 2017

Matthew P. Prosseda	56	President and CEO since 2012	President and CEO since 2012

David R. Saracino	73	Secretary since 2017	Secretary since 2017

Diane C.A. Rosler	53	Chief Financial Officer since 2007	Chief Financial Officer since 2007

Elaine A. Woodland	59	Chief Operating Officer since 2014	Treasurer since 2014

LEGAL PROCEEDINGS

In the opinion of the management of the Corporation and its banking subsidiary, there are no proceedings pending to which the Corporation or the Bank is a party to, or which their property is subject, which, if determined adversely to the Corporation or the Bank, would have a material effect on their undivided profits or financial condition. There are no proceedings pending other than routine litigation incident to the business of the Corporation and the Bank. In addition, to the Board’s knowledge, no government authorities have initiated, threatened to initiate, or contemplated any material proceedings against the Corporation or the Bank.

PROPOSAL NO. 2: RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In 2017, all audit and tax fees associated with BDO USA, LLP’s services were approved by the Audit Committee.

BDO USA, LLP served as the Corporation’s independent registered public accounting firm for the 2017 fiscal year, assisted the Corporation and the Bank with preparation of their federal and state annual tax returns, and provided assistance in connection with regulatory matters, charging the Bank for services at its customary hourly billing rates. Representatives of BDO USA, LLP will attend the Annual Meeting of Shareholders, will have the opportunity to make a statement and are expected to be available to respond to any appropriate questions.

The Board has appointed Baker Tilly Virchow Krause, LLP, Certified Public Accountants, located at 1000 Commerce Park Drive, Suite 430, Williamsport, Pennsylvania 17701, as the Corporation’s independent registered public accounting firm for its 2018 fiscal year. The Board proposes that shareholders ratify this selection. Baker Tilly Virchow Krause, LLP has advised the Corporation that none of its members has any financial interest in the Corporation. Ratification of Baker Tilly Virchow Krause, LLP will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting by Shareholders entitled to vote.

In the event that the shareholders do not ratify the selection of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the 2018 fiscal year, another accounting firm may be chosen to provide independent audit services for the 2018 fiscal year.

The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the Corporation for the year ending December 31, 2018.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On March 15, 2018, the Audit Committee and the Board of Directors of the Corporation appointed Baker Tilly Virchow Krause, LLP as the Corporation’s new independent registered public accounting firm for and with respect to the year ending December 31, 2018 and dismissed BDO USA, LLP from that role.

The reports of BDO USA, LLP on the Corporation’s financial statements as of and for the years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of an opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that BDO USA, LLP issued an adverse audit report on the effectiveness of the Corporation’s Internal Control Over Financial Reporting in its Report of Independent Registered Public Accounting Firm as of December 31, 2016 identifying a material weakness regarding the Corporation’s internal controls related to the review of specific reserves on impaired loans as of December 31, 2016 as disclosed in the Corporation’s Form 10-K for the year ended December 31, 2016 as filed on March 17, 2017.

During the Corporation’s two most recent fiscal years and the subsequent interim period preceding BDO USA, LLP’s dismissal, there were: (i) no disagreements with BDO USA, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO USA, LLP, would have caused it to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements for the Corporation; and, (ii) no “reportable events”, as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Corporation provided BDO USA, LLP with a copy of the above disclosures prior to filing a Form 8-K with the U.S. Securities and Exchange Commission and requested to furnish to the Corporation a letter addressed to the SEC stating that it agrees with the statements made above. A copy of BDO USA, LLP’s letter dated March 19, 2018 was attached as Exhibit 16.1 to the Form 8-K filed on March 19, 2018.

During the Corporation’s two most recently completed fiscal years and through the date of the Corporation’s appointment of Baker Tilly Virchow Krause, LLP, the Corporation did not consult with Baker Tilly Virchow Krause, LLP regarding: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Corporation’s consolidated financial statements, and no written or oral advice was provided by Baker Tilly Virchow Krause, LLP that was an important factor considered by the Corporation in reaching a decision as to accounting, auditing, or financial reporting issues; or, (ii) any matter that was either the subject of a disagreement or event, as set forth in Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and shareholders who own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the SEC. Based solely on its review of copies of Section 16(a) forms received by it, or written representations from reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the period January 1, 2017 through December 31, 2017, its officers, directors and reporting shareholders were in compliance with all filing requirements applicable to them.

INFORMATION REQUESTS

A copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 may be obtained, at no cost, by contacting Cheryl Wynings, Investor Relations, First Keystone Corporation, 111 West Front Street, P.O. Box 289, Berwick, PA 18603, telephone: (570) 752-3671, extension 1175.

OTHER MATTERS

The Board does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, the persons named in the accompanying proxy intend to vote on the matters as they determine to be in the best interest of the Corporation.

First Keystone CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

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A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold
01 - Michael L. Jezewski	☐	☐
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First Keystone CORPORATION

Proxy — First Keystone Corporation

Notice of 2018 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 10, 2018

Carmelita Cleaver and Jason Holloway, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of First Keystone Corporation to be held on May 10, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Nominees Listed and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)